Exhibit 99.1

Media Contacts:

Al Butkus	(816) 467-3616
Media Relations	(816) 467-3000

Investor Relations:

Neala Hackett	(816) 467-3562

AQUILA AGREES TO SELL TWO ILLINOIS

POWER PLANTS TO AMERENUE

KANSAS CITY, MO, December 16, 2005 - Aquila, Inc. (NYSE:ILA) today announced that it has reached an agreement to sell two peaking power generation facilities to Union Electric Company (AmerenUE) for a total purchase price of $175 million. Aquila expects to record a pre-tax impairment charge of approximately $160 million, or approximately $100 million after tax, on the sale of the power plants.

The peaking facilities to be acquired by AmerenUE include the Goose Creek Energy Facility, a 510 megawatt (MW) simple-cycle power generation facility in Piatt County, Illinois, and the Raccoon Creek Energy Facility, a 340 MW simple-cycle power generation facility in Clay County, Illinois. The sale is expected to be completed in the first half of 2006.

Aquila built the power plants in 2002 during its expansion into the unregulated energy marketing business. Since then the company has repositioned its business to only supplying natural gas and power in its seven state regulated service territory and had announced its intentions to sell these facilities. Additional information on the sale transactions is contained in a Form 8-K filed by Aquila with the Securities and Exchange Commission.

Based in Kansas City, Mo., Aquila operates electricity and natural gas distribution utilities serving 1.3 million customers in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. More information is available at www.aquila.com.

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